Exhibit 99.1

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

Before: The Honorable Judge Ya’akov Persky

In the Matter of:	The Insolvency and Financial Rehabilitation Law, 5778-2018
(Hereinafter: the “Law”)

And in the Matter of:	Gamida Cell, Ltd.
Via its counsel, Pinni Yaniv, Adv., and Merav Ben-Artzi Halpern, Adv., and Dorin Erdis, Adv.
(Hereinafter: the “Company”)

And in the Matter of:	The Highbridge Group
Via its counsel, Gilad Wekselman, Adv., Yaniv Dinovitch, Adv., Neri Lavie, Adv., and Ron Ben Menachem
(Hereinafter: “Highbridge”)

And in the Matter of:	1. Bio Medical Investment (1997) 2. Levin Capital Strategies 3. Elbit Medical 4. Clal Biotechnology 5. Yitzchak Aharonov And 44 additional shareholders
Via their counsel Guy Gissin, Adv. and Yoel Freilich, Adv., and Koby Meshi, Adv.
(Hereinafter: the “Shareholders”)

And in the Matter of:	The Commissioner of Insolvency and Financial Rehabilitation—Corporations Department
Via Gali Atron, Adv.
(Hereinafter: the “Commissioner”)

Judgment

The subject of this Judgment is the Company’s application for a Certification of Debt Arrangement pursuant to the provisions of Part J of the Law, an arrangement according to which the creditors shall be repaid in full while the rights of the Shareholders shall be voided, despite contingent value rights that they shall receive.

The Applicant Company

1. The Applicant, Gamida Cell, Ltd., (hereinafter: the “Company”), was founded in 1998, and in October 2018, went public and became a public company listed on Nasdaq. The Company’s registered address is in Kiryat Gat, where the production plant is located. Until recently, the Company employed approximately 100 employees; at the time of submitting the Application and due to downsizing, approximately 75 employees are employed. The Company has offices in the US. The Application was submitted, as the Company argues, in order to avoid reaching insolvency and dissolution, by way of an Application for a Certification of Debt Arrangement pursuant to Part J of the Law.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

The Company’s Business

2. The Company develops original drugs in the field of cell therapy and a technology that enables to collect human donor stem cells from external donors (meaning, not from the patient). Following an enhancement procedure, the enhanced cell stems are injected into the patient, and they find their way to his bone marrow where they produce white blood cells, a critical element of the immune system. The drug’s current indication is for the treatment of leukemia patients. The Company developed the NAM technology, which enables the manufacturing of products for the treatment of allogenic cells with curative potential for patients in the field of personalized medicine. In 2023, the FDA approved Omisirge, a drug developed by the Company. In 2023, this drug led the Company to earn a revenue of USD 1.78 million for the first time. The Company implemented the NAM cell enhancement technology on NK killer cells, and is in the development stages of a GDA-201 product, a natural killer cells immunotherapy collected from healthy donors which undergoes an enhancement and improvement process using the Company’s technology.

The Lender – Highbridge

3. The Highbridge Fund (which incorporates three different entities, hereinafter: “Highbridge”) lent, with the Company’s guarantee, significant sums in the amount of USD 100 million to the Company’s subsidiary company, Gamida Cell, Inc. (hereinafter: the “Subsidiary Company” or the “American Company”). According to a deed from 2021, it is a convertible shareholder loan of USD 75 million payable in February 2026, and according to a deed from 2022, an additional loan of USD 25 million was granted, whose balance as of 03/31/24 is of USD 4.9 million, and whose final repayment date is in December 2024. The above amounts were contingent upon a number of conditions, including a solvency covenant according to which if the cash amounts and cash value in the Company’s books is less than USD 20 million, Highbridge will be entitled to declare the loan immediately due and payable. The Application detailed that by 04/01/2024, the cash balance is expected to be of around USD 22.9 million, with a monthly cash rate of approximately USD 7 million a month. By 04/30/24, the Company assessed that the cash balance will be of USD 14.4 million, meaning Highbridge is entitled to declare the loan immediately due and payable. The Company asserted that in any event, within a few weeks it is expected to be left cashless, and undoubtedly, insolvent. The Company’s application was supported by an expert’s opinion on its behalf, a valuation by Mr. Eyal Szewach, a financial expert from Prometheus Financial Advisory, Ltd.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

Fundraising Efforts and Strategic Moves the Company has Made in the Last Year and a Half

4. In September 2022, the Company raised approximately USD 20 million on the stock exchange. In April 2023, the Company raised an additional amount of USD 21 million on the stock exchange. During 2023, in an ATM offering (raising of capital via a share pool of that allows the Company’s banker to issue shares subject to certain conditions in exchange for investors’ demand to invest in the Company at current market price) it raised an additional amount of USD 45 million, and another of approximately USD 3 million was raised during the first quarter of 2024. At the same time as it raised capital on the stock exchange, the Company undertook to find a strategic partner through an investment bank, and despite the Company’s low price as of the past few years, it failed to obtain purchase offers, and no takeover attempt was made towards it as a target company. I shall precede what shall be detailed in relation to the opinion of the Court’s expert, who explained why the possibility of raising capital from new investors in the market is very limited (Section 95 of the opinion). Similarly, the expert mentioned, regarding the possibility of enlisting a strategic partner, that the Company negotiated with the Moelis investment bank, and in Sections 96-110, he detailed the many efforts that were made in this regard and concluded that the probability of finding a deal in the short time frame in which the Company can still be kept as a going concern is not high.

The Debt Arrangement

5. Therefore, and to solve the predicament the Company found itself, and after lengthy efforts to locate an investor or strategic partner or any other source of funding, the Company entered with Highbridge into a support agreement and a memorandum of understanding which are attached to the Debt Arrangement whose certification is requested (hereinafter, respectively: the “Memorandum of Understanding,” the “Support Agreement,” documents which were translated into Hebrew and were attached as per the Company’s counsel’s notification to the file on 05/01/24). In principle, the Debt Arrangement includes an undertaking according to which Highbridge shall convert the majority of its creditor rights, USD 75 million out of the USD 80 million, into 100% of the company’s shares, shall provide new financing in the total amount of approximately USD 50 million in the following tranches: USD 30 million by way of a senior secured loan. An additional amount of up to USD 15 million as a senior secured debt at later dates which shall be agreed upon. Waiver of the remainder of the balance of the debt according to the deed from 2022, which stood at the time of signing the Support Agreement at approximately USD 5 million. Additional principles of the Debt Arrangement include the determination that the existing stock capital shall be voided, and Highbridge shall be issued new shares so that 100% of the issued share capital of the Company be held by Highbridge, and the Company shall cease to be a public company and be fully owned by Highbridge. A fundamental principle of the Support Agreement and the Debt Arrangement is that all of the debts to all of the creditors except Highbridge (who, as above, has creditor rights in the amount of USD 80 million) shall continue to be repaid as usual without affecting the rights of the creditors and employees, while establishing contingent value rights for the Shareholders subject to the Company’s revenue targets in the coming years. The agreement with Highbridge was conditioned, among others, on the Court’s certification of the Debt Arrangement, as well as it being certified in foreign proceedings in the State of Delaware, USA, by 05/15/24.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

The Parties

6. The application was submitted by the Company. A material party is Highbridge, and in light of its agreements with the Company, it is on the same front as the Company. Regarding creditors and Shareholders, shortly after submitting the application, a notification mechanism was established to notify of the application to all of the material parties, including the Shareholders and creditors. In relation to the creditors, no objection was filed by them, and creditor consents were filed (the position of Lonza, which is owed approximately two million Euros payable by 09/30/24 was filed). Regarding the Shareholders, a significant group of about 20% of the Shareholders was formed, represented by the Gissin & Co. Law Firm. Unrepresented Shareholders attended too, such as Mr. Shay Bleiberg, the owner of one third of a percentage of the shares. Shareholders also filed debt claims for damages incurred as Shareholders. An additional significant and material party is the Commissioner of Insolvency (hereinafter: the “Commissioner”).

Appointment of the Expert on Behalf of the Court

7. As arose from the first hearing of the case held on 04/04/24, it was established that an expert on behalf of the Court shall be appointed, and I requested for such purposes that the Commissioner recommend three candidates, out of whom I chose and appointed Accountant Ram Levy from Variance Economics Consulting, Ltd., as an expert on behalf of the Court (hereinafter: the “Expert”). Subsequently, and as per the Expert’s request, the appointment of Mr. Sharon Malka as an advisor to the Expert was approved. The appointment of the Expert was first and foremost for the purposes of valuating the Company, and as derived from it, of reviewing what is offered to the Shareholders as part of the contingent value rights in the Debt Arrangement. Later, and in light of the request and recommendation of the Commissioner to advance the proceedings, accompany the proceedings, provide recommendations for the establishment of the Arrangement while taking into account a proper valuation of the Company, including via meetings and discussions with the parties, the powers of the Expert were expanded accordingly. Towards the hearing, the Expert submitted his opinion. Its main points are his conclusion and recommendation to certify an improved Debt Arrangement which includes contingent value rights for the Shareholders, an improved remuneration, as a proper and correct balance of the Shareholders’ rights, and this shall be detailed below in the Judgment.

The Material Hearing from 05/05/24

8. At the hearing, the Company’s CEO, Ms. Abigail Jenkins, was heard and examined, as was the Expert on behalf of the Court. At the end of the hearing, and in light of the great urgency in deciding the case, oral summary arguments were heard, and it was established that a judgement shall be rendered as soon as possible. This, in light of the great urgency of the Company’s situation, and especially the high cash burn rate and the need to reduce the duration of the uncertainty, as well as the fact that the process has yet to end, in light of the need for additional proceedings which are expected to be held in the State of Delaware, USA. Therefore, and in order to focus the questions in need of determination in this Judgment, the material subjects in need of determination shall be brought below, and the arguments of the parties shall be combined in the discussion of each subject as detailed below.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

9. The material questions that require determination in these proceedings:

a.	The Court’s jurisdiction and the question of the Company’s insolvency, as a pre-condition to a hearing pursuant to Part J

b.	The need to convene creditors’ meetings and convene Shareholders’ meetings

c.	The need to appoint an Arrangement Administrator

d.	The arrangement of CVRs (contingent value rights)

e.	An improved alternative offer on behalf of the Shareholders

f.	The Court’s considerations pursuant to Clauses 87 + 324 of the Law

g.	The exemption conditions for officers due to actions subject of the Arrangement

h.	The debt claims filed by the Shareholders

i.	A mechanism for supervising the implementation of the Debt Arrangement

A. The Court’s jurisdiction and the question of the Company’s insolvency, as a pre-condition to a hearing pursuant to Part J

10. The Shareholders claim that the Court has no jurisdiction to hear the Company’s Application, due to the Company’s insolvency being the required “entry card” to the proceedings, pursuant to Part J of the Law. The Shareholders argue that the onus is on the Company to prove that its total assets do not exceed its liabilities. The Shareholders added that in Section 73 of its Application, the Company stressed that it never breached any obligation, and that there are no debts that are not being paid, and even the CEO did not claim insolvency of the Company in her affidavit. The Shareholders argue that in effect, pharma startup companies rely on raising capital during the development period, before generating any cashflow from independent activity, so one can always argue, regardless of the specific situation, that they are close to insolvency or even insolvent. The Shareholders assert that one can equally argue that the company misled the Shareholders in previous capital calls, since nothing had changed materially from the last capital calls from the Shareholders and until the time of the Application, and in any event, they claim that the presumptions of insolvency pursuant to the Law are not fulfilled.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

11. The question of the “entry card” to the proceedings touches upon the question of the Company’s insolvency. Although at the time of the hearing the cash balance is such that enables Highbridge to enforce the covenant and declare the loan immediately due and payable, in effect the Company is paying its debts regularly, and is not expected to fail to continue paying its debts in the coming weeks despite its cash burn rate. Therefore, the starting point for the discussion shall be the balance sheet and the question whether the Company’s total liabilities exceed its total assets. The Company attached to its Application the opinion of the expert on its behalf according to which it is in balance sheet insolvency, in the sense that its total assets are lower than its liabilities. In the opinion that was submitted, (Prometheus), a valuation was carried out based on the Discounted Cash Flow (DCF) model, meaning an estimation of the Company’s ability to generate cash. For these purposes, the Company’s opinion relied on projections that the company used to raise capital, with the basic assumptions being that the company would continue as a going concern, as well as the addition of an investor who shall bring the required financing to take care of the negative cashflow expected in the coming years. All despite the fact that as per the Company’s expert’s approach, these basic assumptions are in no way certain, and that the valuation is based on the Discounted Cash Flow model, leading, according to him, to the conclusion that the value of the Company’s activity stands at USD 12.3 million, and one should deduct from this amount the financial liabilities of the Company totaling USD 57.9 million, leading to the fact that according to the Company’s expert, the valuation of the Company is negative, that is, the Company has a negative value of USD 45.6 million. This means that the liabilities exceed the Company’s assets by USD 45.6 million, raising the Company’s argument of its balance sheet insolvency.

12. The Court’s Expert conducted an examination of the Company’s expert’s calculation, mainly of the discount factor of 31% that the Company’s expert established. The Court’s Expert established that this basic assumption is exaggerated, and one should establish a discount factor of 20%, as the Shareholders claim. In the Company’s expert’s adjustments, it was established that the value of the Company’s activity stands at USD 163 – 180 million. Deductions and additions were carried out so that as per the Court’s Expert, the value of the Company, as derived from the DCF model and the adjustments to the Company’s expert, is in a range of between USD 134 – 159 million (Section 7, pages 47-49, and the last part of Section 8.1, page 49). In order to coincide with the Company’s opinion, apart from changing the discount factor as above, additional adjustments were taken into account, and thus, the Expert established that in the adjustments to the model that was presented in the Prometheus opinion, his conclusion differs from that of the Company’s expert. However, along with this conclusion, as well as when summarizing the different valuation methods as in the summarizing table in Section 7.5, page 57, the Expert stressed and detailed that regarding that valuation range he mentioned, and as he writes: “the valuation range... demonstrates that the Company has a value potential that exceeds its total liabilities, as long as it operates under the assumption of a “going concern.” These valuations (especially according to the Discounted Cash Flow method and the Profit Multiplier method) assume that the Company will find external capital-raising sources to finance its projected cashflow deficit until it reaches a balanced cashflow (in 2027). This valuation does not weigh in effect the Company’s financing risks, which are of high importance due to the liquidity difficulties the Company finds itself in at the time of certifying the Debt Arrangement.” Therefore, the Expert explained and clarified why the DCF method is not suitable, and that is why he turned to other methods, first and foremost according to the stock exchange market value shortly before making public the agreement with Highbridge, according to which the Company’s valuation is of USD 45 million and this valuation should be reduced in light of the fact that it does not weigh the company’s financing risk, which is important due to the high liquidity difficulties.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

13. The Shareholders claim that the valuation method must be the cash flow (DCF) method, that this is the case law since it is intrinsic to this method that the business is a going concern, and that there is no justification to assume otherwise, because if the Expert’s opinion is adopted, it would amount to a pre-marking of the target, as opposed to the customary calculation method; therefore, this is a situation in which the Company is not entitled to an “entry card” to the proceedings in the absence of insolvency, meaning the absence of a situation in which the value of the assets is lower than the total liabilities. The Shareholders added that even though capital-raising methods such as an additional allocation of shares or the enlisting of a strategic partner did not succeed, the Shareholders’ suggestion stands, and also, an officer may be appointed to exercise the Company’s rights, and that the actions taken were not according to the Company’s value, but rather according to high and unrealistic values.

14. On the other hand, the Court’s Expert, as well as the Company and Highbridge, referred to the fact that according to the capital market’s “wisdom of the crowd,” shortly before turning to the Court and before making public the Arrangement with Highbridge, the Company was being traded in values of USD 45 million, which is a strong starting point, that is, the Company’s stock market value. At this point, the difficulty regarding the Company’s expert’s opinion arose, as well as the adjustments to the Company’s expert’s opinion, which led the Court’s Expert to a Company valuation of ILS [sic] 134 million to 159 million, amounts that do not coincide with the market value shortly before making the agreement with Highbridge public. This indicates the difficulty of using the going concern assumption in this case, and effectively, of using the Discounted Cash Flow method. It should be added that even though investment banks were contacted, and even though the Company’s shares were traded in one of the most sophisticated stock markets in the world (Nasdaq), there was no one acting to take over the Company or purchase it at the abovementioned market value of USD 45 million. It is true that according to case law on purchase offers and the need for a fair valuation, for example, pursuant to Clause 338 of the Companies Law, 5759-1999, the Discounted Cash Flow (DCF) method has been preferred, see for example: Civil Leave to Appeal 779/06 Kital v. Shaul Maman (02/28/2012). However, it was also established there, as one of the core principles, that this is contingent on the company being a going concern, which is not the case here.

15. The Expert opined in Section 21: “Based on the data presented to me as of the time of the opinion, I believe that in light of the limited resources and the high cash burn rate, there is a real concern regarding the Company’s ability to finance its running operations and pay its existing debts for more than a few months ahead (as per the Company’s assessment, until June 2024), this also while taking into account the efficiency plan the Company reported on. This means that the Company’s cash balance at the time of the valuation is lower than its running liabilities, and it is not able to finance its operations and repay its loans.” The Expert further emphasized that shortly before the cancellation of the shares in the stock market, the Company was being traded according to a valuation of USD 2 million, and the road to raise capital in the capital market as was done until the Arrangement was made public was finally closed, and there is no practical way to do so until the end of June 2024, which is the time in which the Company’s cash will run out. The Expert added and opined that the possibility of finding a buyer, for the Company, or a strategic partner, or a new capital investment until then is not practical due to the short timeline.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

16. The Expert added that for the purposes of the two possible theoretical tracks to calculate the Company’s valuation, one must take into account two scenarios: First, that the Company operates under the assumption of a going concern, and that it will succeed in raising the required financial resources to finance the expected deficit until reaching operational balance. Second, that the assumption of a going concern does not materialize, so that if the Company comes to liquidation, the value becomes negligible. The Expert opined that in light of the considerable resources that were invested by the Company in locating possible capital raising, the probability of finding a deal in the short time in which the Company can still be kept as a going concern is not high. Added is the huge debt to Highbridge in the scope of USD 80 million, which is not an easy obstacle to any potential capital raising. According to the Expert, the potential financial value to the shareholders in light of probability calculations stands at approximately USD 15 million; therefore, the solution for the Shareholders should be establishing improved shareholder value rights. The Expert detailed that in terms of the balance sheet, Section 81, page 19 of his opinion, the excess of liabilities over assets results in a negative value of USD 66.57 million. Therefore, and to the relevant question in this paragraph: I adopt and accept the Court Expert’s determination that the Company’s liabilities, as of the time of the Court hearing, exceed its assets.

17. Therefore, in this dispute between the Shareholders, the Company, Highbridge, and the Expert, as well as in light of the Commissioner’s position, who joined their stance, I prefer and adopt the Court Expert’s conclusions. One must emphasize that the Company exhausted all possibilities to raise capital and reached a crossroads in which it is not realistically possible to raise capital as is customary. The possibility suggested by the Shareholders of appointing an officer to try and exercise rights is not realistic. Thus, as will be detailed below in this Judgment, I favored the Expert’s conclusions that the improved Shareholder’s suggestion is not better that the suggested Arrangement. In any event, and even though one cannot say that the Shareholder’s claims are baseless, in this case one cannot assume that the Company is a going concern for the purposes of valuation; therefore, one cannot rely on the Discounted Cash Flow method according to the valuations of the company at the time of raising capital. I was not convinced by the scenario that will lead to keep the Company as a going concern without the suggested Debt Arrangement, which is the Company’s only option, and I did not find that there is any other realistic option.

In summary, I was not convinced by the Shareholder’s argument that the Court has no jurisdiction to hear the suggested Debt Arrangement pursuant to Part J of the Law, and was convinced that the Company is insolvent, at least in the sense that its liabilities exceed the value of its assets.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

B. The need to convene meetings of creditors and a shareholders’ meeting

18. Section 322 of this Law states:

(a) If an application is filed in Court pursuant to section 321, the court will order that the debt settlement arrangement be presented for the approval of the creditors.

(b) If the total assets of a debtor that is a corporation exceeded its total debts. and the debt settlement arrangement offers to each creditor consideration that is equal to the entire amount of the debt subject matter of creditorship, the proposal will also be presented for the approval of the members of the corporation.

(c) Notwithstanding the provisions of subsections (a) and (b), if the court finds that the mere presentation of the debt settlement arrangement for the approval of the creditors affects proceedings under this chapter, it will not order it be presented for the approval of the interested parties.

19. The company contends that the debt settlement arrangement leads to full repayment of all of the company’s creditors (except for Highbridge) and that, therefore, there is no need to convene meetings of creditors, nor were the creditors given the opportunity to submit a response to the arrangement proposal, and, aside from a significant creditor who submitted a notice of support for the debt settlement arrangement, no notices were filed on behalf of the creditors with an emphasis on the absence of objections. I accept the company’s position that there is no justification for the loss of time and resources in convening meetings of creditors in the circumstances of the debt settlement arrangement proposed in this case. I would note that, as is further detailed below, I do not find it appropriate to regard shareholders who filed debt claims against creditors relying on damages they suffered as shareholders as a separate and different group of creditors from the group of shareholders.

20. Regarding the group of shareholders, the company contends that, as section 322(b) of the Law states, since the total assets are less than the amount of the debts, inter alia in light of the debt to Highbridge, there is no benefit in convening a shareholders’ meeting. The company emphasizes that convening the meetings would be a loss of precious time and run the risk of Highbridge’s withdrawing from the proposal. Contrarily, the shareholders contend that the value of the assets exceeds the liabilities. They thus argue that convening a shareholders’ meeting does not amount to a mere formality, but rather that such a meeting would be a forum in which new proposals are raised, which would enable additional large groups of shareholders to express their positions or allow the submission of alternative proposals to the debt settlement arrangement proposal. The Insolvency Commissioner supports the company’s position.

21. Under the circumstances, and as stated, I have adopted the expert’s opinion that the value of the liabilities exceeds the assets, i.e., there is no justification to lose time in convening a shareholders’ meeting, nor is there any such duty; furthermore, in this case, the debt settlement arrangement proposal was brought to the attention of the company’s shareholders, whose position was also expressed in the central argument via the law firm of Gissin & Co., which, in fact have represented the interest of the shareholders. I found no fault in not convening shareholders’ meetings whose day was given to them in argument and in the court hearing. This was also the case in Insolvency Proceedings (Tel Aviv) 28349-01-23 Unet Credit Services

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

v. Commissioner, (04/05/23, H. Brenner, J.), see s. 31 where a similar lack of duty in a similar case is held for the convening of a shareholders’ meeting. The current case is not a situation in which the creditors receive all their debts and residual assets remain since Highbridge does not receive any dividends as a result of the debt settlement arrangement, so according to s. 322 there is no obligation to convene a shareholders’ meeting. With regard to the claims for the shareholders’ debts, I further elaborate on this matter below when I rule that their rights are embodied in the same contingent consideration outline, and, therefore, I do not find it necessary under the circumstances to hold shareholders’ meetings or meetings of creditors as a condition for approving the debt settlement arrangement.

C. The need to appoint an arrangement administrator

22. Under s. 326 of the Law, the court may appoint an arrangement administrator in a debt settlement arrangement pursuant to part X, when limited powers are concerned. Inter alia, to examine the voting power of the various groups, to determine the rights of the interested parties and supervision for the distribution of the expected consideration under the debt settlement arrangement, and for any other issue that the court deems necessary to expand the powers of the arrangement administrator. In this case, in the absence of harm to the company’s creditors, I find no justification to exercise the power to appoint an arrangement administrator, when one matter that remains for discussion is the question of supervision of that contingent consideration for the shareholders, an issue that is discussed later on in the judgment.

D. Contingent value rights (CVR) arrangement

23. On the basis of probabilistic necessity and models as detailed in his opinion, the expert assessed that there is economic value to shareholders’ holding the company’s stock, even in the current situation. This value in a winding-up alternative will be negligible, but in a debt settlement arrangement alternative it is significant, and the court’s expert estimated about ILS 15 million, see s. 32, p. 8 of the opinion. The arrangement offer as proposed, see s. 5.3 of the arrangement proposal, includes a contingent value of $27.5 million, pursuant to milestones: if the company’s revenue from sales of the product (omisirge) in the U.S. during 4 consecutive quarters exceeds $100 million over 3 years from the start of the arrangement, the shareholders will receive approximately $10 million. If revenues exceed $150 million, shareholders will receive an additional $15 million. If regulatory approval is obtained for the product in development GMD201 within a period of 4 years from the start of the arrangement, shareholders will receive approximately $2.5 million. The company undertook to work to plan the contingent rights in the most efficient way from the point of view of taxation.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

24. The expert examined the economic value of the contingent consideration in the proposed settlement arrangement and found that it reflects an estimated sum of $2.7–6.2 million, an amount that does not reflect appropriate compensation to the shareholders and that leaves the shareholders with a relatively low rate of the potential future value if realized. Therefore, the expert acted in such a way that the nominal value and economic value of the contingent consideration to the shareholders would match the value of their holding prior to the settlement arrangement based on the market value of the company on the stock exchange prior to the settlement arrangement and suggested that the maximum contingent value be higher in accordance with the milestones as detailed in s. 37 p. 10 of his opinion: increasing the amount to be paid in accordance with sales forecasts of the product (omisirge) from $25 million to $35 million. Introducing another prepayment milestone in the event that revenue is forecasted to reach at least $75 million instead of $100 million (sales turnover reflecting an operating breakeven point). Increasing the exam period in sales targets from three years to six years. And a one-time payment for each transaction made on the GDA-201 product in the amount of $5 million if a commercialization or sales deal for the technology is signed in which a consideration greater than $15 million is obtained. According to the expert, improving the components as stated will increase the nominal value for the shareholders to a total amount of up to $40 million in case of success, the economic value of which the expert estimates to be in the range of $13–19.2 million.

25. These amounts based on the improved contingent value are according to the expert’s balances between the interests of the shareholders and the interests of the company and the creditors and debtors. The expert further emphasized that winding up can only be avoided under an arrangement in which significant capital is injected into the company and its debt is converted into shares to provide a lifeline and restarting the flow of oxygen to it—possible fundraising channels until an operational balance is reached. The expert emphasized that this would reflect fair payment to shareholders in relation to their holdings prior to the arrangement, as well as that this is an advantage over other solutions that are not practical.

26. The shareholders claim that, unfortunately, the expert made a mistake. The expert’s essential and main task is to carry out a valuation. However, the expert tried to bridge and balance between the shareholders, made a certain proposal, which the shareholders hold is unfair to them, and since the expert’s proposal was accepted, the expert set himself on his proposal, even though here, too, it is a low offer from the shareholders’ point of view and is not guaranteed. Highbridge responded by claiming that they were willing to go a long way, in light of the expert’s recommendation, but the condition is that there would be no additional requirements, and even the original outline included an proposal to the shareholders beyond the letter of the Law, since the value of the shares is negligible, and that this is the risk for shareholders, especially investors in biopharma start-ups, to lose the value of their shares. The company supported Highbridge’s arguments. and the Commissioner relied on the court’s expert recommendation.

27. After having weighed the parties’ arguments and hearing the expert and his further explanations in direct and cross examination, I am persuaded that, as the expert recommends, this is a mechanism that, under the circumstances, fairly balances between interests and rights of the shareholders and approval of the debt settlement arrangement in such a way that Highbridge agreed to and warranted and the improved mechanism proposed by the expert, is fair and proper, balances the various interests as required, and is just.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

28. Therefore, and as detailed in the conclusion of the judgment, the debt settlement arrangement is approved subject to the amendment of s. 5.3, which will be amended in accordance with the court expert’s recommendation.

E. Alternative improved proposal from the shareholders

29. The shareholders proposed an alternative for the debt settlement arrangement proposal. The company contends that the mechanism set out in part X is the provision of a debt settlement arrangement for the court’s approval, while empowering the court to approve or not approve, and there is no procedure for the group of shareholders to make a counter proposal. In any event, the shareholders’ proposal, in practice the improved proposal of the shareholders is examined below. The proposal was submitted via the group Levin Capital Strategies L.P. The original proposal was received on 04/18/24, and, according to it, the group would purchase the balance of secured bonds in the amount of $4.982 million of Highbridge at full value, the group would inject at least $10 million, following the activation of the interim period for the implementation of the reorganizational plan, including replacing management, in exchange for the allocated shares. This would be an initiative to sell the product in development of the company GDA-201. The shareholder group’s plan would enable repayment of all current debts without the need to accelerate repayment of the debt to Highbridge, which is due in 2026. The proposal is subject to obtaining full information from the company. Subsequently, on 04/25/24, said group improved the proposal thus that an additional $20 million would be provided and defined as secured senior debt with precedence over the debt to Highbridge in the amount of $75 million.

30. The expert analyzed the proposal in s. 136 p. 29 of his opinion. The difficulty arising from the proposal is in that it includes various stipulations, mainly with an emphasis on the need to obtain access to an information room and to check the company’s assets. The expert also raised the difficulty in the imposition of a $20-million debt, in addition to the already-existing debt, i.e., in addition to the $75-million debt to Highbridge, and another approximately $5 million to acquire the current debt to Highbridge, i.e., total debts amounting to $100 million, that would make it even more difficult to raise new money for the company. The expert believes that this is an inferior proposal compared to the debt settlement arrangement in that a lower injection of capital would simply postpone the liquidity crisis while requiring raising supplementary capital in the immediate term, and there is a greater financial risk in increasing the company’s debts and reducing the ability to raise capital as a result. The expert also indicated that it is unclear what the share-dilution means thus that the company’s shares will be issued for the $10 million.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

31. The shareholders have requested to append the affidavit of Mr. Robert Blum, who served as the chairman of the company’s board of directors until March 2023, and with there being no objection to the same, subject to the argument that Mr. Blum does not have the relevant information, more than one year after having left his position. Highbridge objected on the grounds that the proposal was vague, that it posed a great risk to the large debt the company owes it, and that the proposal did not take into consideration the question of Highbridge’s consent, for example, to the fact that the injection of $20 million would be made in a position superior to that of Highbridge’s and contrary to the promissory note. Reference was made on behalf of the company to the fact that the proposal was made without an affidavit, that it does not contain a clear commitment, and that it is impractical. The company argues that this proposal is not feasible since a proposal must materially extend the “breathing room” of the company’s cash balance. The proposal is impractical in that despite the company’s long record of selling its substantial product, the NK cell program (GDA-201), this has not succeeded, and there is no buyer in sight, and this is a material component since the proposal is fundamental and builds on this product in the amount of $40 million in value, but it is an unrealistic component. The company refers to the need to obtain Highbridge’s consent, but no dialogue has been conducted. The company argues that it is unclear how shares would be issued immediately for the proposed $10 million, as well as that the proposal does not detail how it will be possible to prevent Highbridge from immediately requiring repayment of the company’s $75-million debt. The Commissioner supports the company’s position and the expert’s recommendation.

32. I have considered the parties’ arguments, and in this matter, too, I accept the reasoning and recommendation of the court expert regrading inferiority of the shareholders’ improved offer. The expert actually adopts the position of the company and Highbridge, and the Commissioner supports the expert’s position and conclusion and recommends that they be adopted. The shareholders’ proposal is impractical and almost certainly would not succeed in preventing Highbridge from enforcing its contractual rights to demand repayment of the $75-million debt. I am persuaded that following the suggested path, which has many stipulations and uncertainty, would lead to economic turmoil and a higher likelihood that the company would not be able to weather the crisis it finds itself in. Therefore, neither the proposal made by the shareholders nor the improved proposal can tip the scales from approving the debt settlement arrangement at issue in the lawsuit under the circumstances in which the company finds itself.

F. The court’s considerations pursuant to ss. 87 and 324 of the Law

33. According to s. 324 of the Law, sections 85–88 apply, mutatis mutandis, to approval of a debt settlement arrangement. In this case, s. 87 is relevant, especially subsection (1), which states:

Notwithstanding the provisions of sections 85 and 86(a), the court may approve a proposal for a financial rehabilitation plan even if not approved in each of the class meetings by the requisite majority pursuant to section 85, if it is convinced, to the extent possible based on the valuation of the corporation that an expert submits on its behalf or on behalf of the relevant parties , that this proposal is fair and just with respect to each of the creditors or the members of the corporation in a class meeting that did not approve it (in this section, “objecting meeting”), and in this regard was convinced that the following holds true:

(1) If no financial rehabilitation plan is approved, there is no alternative but to wind up the corporation and the consideration that was offered to each of the creditors or the members of the corporation in an objecting meeting is not lower than the consideration that they would have received at the time of winding up of the corporation.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

34. The use of s. 87 of the Law is intended for exceptional cases when the debt settlement arrangement proposal (pursuant to part X of the Law) or the rehabilitation plan (pursuant to part II of the Law) were not approved by the meetings of creditors, for example, by a majority of the quorum and value required at a particular class meeting or, as the Law states, in an objecting meeting. Nevertheless, there is special authority, pursuant to s. 87 of the Law, which grants the court the power to approve a debt settlement arrangement even if the path of the debt settlement arrangement did not succeed in the states outlined in the Law. In the current case, the relevant question is whether the debt settlement arrangement proposal is fair and just with respect to the shareholders. It is already established above, based on the opinion submitted by the court expert, that the settlement arrangement proposal, with an emphasis on the future consideration outline, balances the interests of the shareholders with the interests of the other parties justly and fairly. In addition, s. 87(1) prescribes the condition: “If no financial rehabilitation plan is approved, there is no alternative but to wind up the corporation and the consideration that was offered to each of the creditors or the members of the corporation in an objecting meeting is not lower than the consideration that they would have received at the time of winding up of the corporation,” and I am persuaded that this condition holds true.

35. The situations in which debt settlement arrangements are approved in which the shareholders do not remain in the picture, and their shares are “threatened” are not non-existent, since in a situation of insolvency, the focus is not on the shareholders but on examining alternatives, when frequently there is no practical possibility of leaving the shareholders retaining a residual share in the company’s assets; see: Civil Leave to Appeal 8417/11 Nami Trusts v. Shaul Bergerson, Receiver (05/17/13). See also 27222-09-21 (Tel Aviv District) Petrochemical Enterprises v. Reznik Paz (09/05/22, H. Brenner, J.), while holding that the starting point is that a company is in insolvency and the value of its shares is reset.

36. As explained above, I am persuaded, based on the expert’s opinion, that the scenario in which there would be an alternative to the continued operation of the company were it not for the debt settlement arrangement according to the improved Highbridge proposal is a scenario whose existence is small to impossible. The expert emphasizes that without approval of the debt settlement arrangement, the company’s situation would be facing winding up, which would mean zero consideration for the shareholders, and I am persuaded by the expert’s reasoning that the contingent value rights (CVR) arrangement is clearly greater than what the shareholders would receive without approval of the debt settlement arrangements—in other words, most likely in winding up, where the value of the shares would be zero.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

G. Exemption clause for officers due to activity that is the subject of the arrangement

37. A specific point that arose was that the proposed settlement arrangement does not deal with the rights and obligations of company officers, except for exemption conditions detailed in schedule A to the memorandum of understanding accompanying the support agreement, where the causes of action for which the exemption was granted are detailed, mainly the exemption, inter alia, for the company’s officers, regarding the work and handling in connection with the support agreement, the memorandum of understanding, the debt settlement arrangement, the submission of the application for approval of the debt settlement arrangement to the court and everything related thereto.

38. After I considered the arguments of the parties, and after the Commissioner’s counsel also agreed that there was no justification for not approving the exemption clause, I rejectedthat the shareholders’ arguments in this matter. In many debt settlement arrangements, there are provisions that exempt the officers from liability for their actions in relation to the company and, in this case, in relation to reaching the debt settlement arrangement approved under this judgment. See Insolvency Proceedings 25064-10-19 (Tel Aviv District) Africa Israel v. Commissioner (A. Orenstein, J., 11/27/2019). Counsel for the company referred to Civil Leave to Appeal 5938/16 IDB Development Corporation v. Ohad Aloni (11/16/17), where the issue of an exemption clause arose in the framework of an amended debt settlement, and it was held (see s. 20 of the judgment) that it is logical to require shareholders who received additional or alternative consideration under the debt settlement arrangement to waive any action or claim they would have as a result of the debt settlement arrangement. Section 21 further emphasized that an exemption clause, however broad, cannot include acts of fraud and deception that were not known at the time the debt settlement arrangement was approved. I raise this issue, which was mentioned in the case law. for the purpose of completing the picture, even though no claims were made in this case against the officers, beyond claims of negligence. See also Insolvency Proceedings (Tel Aviv) 28349-01-03 Unet Credit Services v. Commissioner, (04/05/23, H. Brenner, J.), where an exemption from claims was approved as part of a debt settlement arrangement, so this is not an exceptional or rare matter, especially when we are dealing with exemption from claims as declared by the company’s counsel for the record with regard to the debt settlement arrangement and its schedules.

Therefore, I find no justification for intervening in the debt settlement arrangement and excluding, as the shareholders argue for, the exemption clause for actions performed by the company’s officers in connection with the filing of the application for approval of the debt settlement arrangement.

H. Debt claims filed by shareholders

39. On 05/01/2024, the shareholders filed a notice of filing debt claims on behalf of the shareholders, claiming that the company caused them harm due to the fact that the company applied for approval of the debt settlement arrangement with Highbridge, the subject of this case. The debt claim argues that the company is not in insolvency and that the company was negligent (at the very least) in initiating the debt settlement with Highbridge. Contentions arose that the company and some of the directors acted out of concern about conflicts of interest in relations with Highbridge. The shareholders argue that the company misrepresented the concern of a breach of the covenant that has not existed for several months. Conflicting information is contended, and the company’s announcement of the initiation of this proceeding led to the Nasdaq announcement that the shares would be delisted from trading. Therefore, the shareholders claim that it was the appeal to court in these proceedings that caused the harm to the value of their shares. The shareholders detail how the harm to the shares were created in a timeline prior to the Highbridge deal. Therefore, the shareholders claim that they had suffered harm and that their notice of a debt claim does not exhaust their arguments.

40. The Company, for its part, contends that the shareholders cannot upgrade themselves to the status of creditors by filing debt claims due to harm to the value of their shares. The company argues that the debt claim was filed on behalf of one creditor (Mr. Yitzhak Aharonov) and that Israeli law does not recognize a class or group debt claim. The company argues that the filed debt claim filed was not supported by an affidavit. The company argues that under the law, the status of debt claims of shareholders due to claims of harm to the value of its holdings is an equity claim and therefore has a deferred status. The company refers to the levels of creditors in ss. 231–237 of the Law, and in particular to section 237, which defines deferred debts. The company argues that claiming a debt as a shareholder undermines the basic principles of the Law, including embarking on a new path when it is free from past debts. The Company refers, inter alia, to Insolvency Proceedings 25064-10-19 (Tel Aviv District) Africa Israel v. Commissioner (A. Orenstein, J., 11/27/2019), where it was similarly held, in s. 3 of the judgment, that the shareholder cannot demand the absence of a company’s exemption from claims as a shareholder. Therefore, the company argues that the shareholders’ arguments as creditors with debt claims should be rejected.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

41. Highbridge also submitted its response, arguing that the shareholders have no standing to file debt claims as creditors, with an emphasis on the lack of residual value when, in this case, they received residual value beyond the letter of the Law. Highbridge argues that the alleged cause of action is the company’s cause of action against the officers and not the shareholders’ cause of action. Highbridge argues that this is a claim intrinsically related to the ownership of shares, and the shareholders’ being in a deferred action, and that policy considerations and broad implications necessitate the rejection of such a debt claim by the shareholders. Highbridge further argues that granting shareholders status as creditors would put an end to the possibility of approving the debt settlement arrangement and that shareholders have no status as creditors. Highbridge also argues that this exercise by the shareholders should not be given effect and in any case, it is left to the discretion of the court under s. 87 of the Law.

42. Counsel for the Commissioner agreed with the company and Highbridge, arguing that the balances outlined by the debt settlement arrangement, in the same future contingent consideration, take into account and weigh the injury also claimed by the shareholders to the decrease in value as a result of petitioning the court for approval of the debt settlement arrangement.

43. I have considered the parties’ arguments and conclude that the shareholders’ position that they are also creditors for the purpose of filing a debt claim as shareholders who suffered harm by way of a decrease in the value of the shares should be rejected. The shareholders are in the status of deferred debts, that is, they are not in a class with the other creditors. Section 237 of the Law states that debts to members of the corporation arising from their membership of the corporation are deferred debts. Pursuant to s. 87 of the Act, and in view of my being persuaded that the debt settlement arrangement proposal is fair and just on the basis of the valuation of the court expert, as well as my being persuaded that. in winding up, the shareholders would not receive greater consideration, the shareholders’ argument is rejected. The rejection of the shareholders’ argument considers that, in accordance with the debt settlement arrangement, they receive future contingent consideration, which embodies and weighs within it the full rights of claim that the shareholders have against the company. As the company claims, a justified argument does not allow shareholders to upgrade their status as creditors. As Highbridge argues, accepting this position would undermine the possibility of bringing about approval of debt settlement arrangements, and, therefore, in this state of affairs, there is no significance to a debt claim for deferred debt from the shareholders, and, therefore, I hold that the shareholders do not have the right to submit debt claims for harm caused due to approval of the debt settlement arrangement that is the subject of this case. Therefore, I have not found it proper to enter into the question of the absence of a cause of action as claimed by Highbridge or the questions of validity of the debt claims filed by one shareholder and without an affidavit.

I. Mechanism for supervising the performance of the debt settlement arrangement for the shareholders

44. The shareholders argue that there is no mechanism supervising the implementation of the debt settlement arrangement chapter relating to their rights with regard to that future contingent value—CVR, while the company and Highbridge argue that there is no need for a special mechanism and the obligation that is the subject of the debt settlement arrangement is sufficient. The Commissioner argues that this matter needs review. The question of the need to supervise the implementation of the debt settlement arrangement for the benefit of shareholders arose in the margins of the discussion. I do not grant validity to this. The company is requested to address this issue and submit its position by 06/18/2024. Subsequently, the responses of the additional parties will be requested. and a separate ruling will be made on this question, which does not require a ruling as part of the substantive question that is the subject of this judgment whether to approve the proposed debt settlement arrangement.

[Emblem:] Israel

The Be’er Sheva District Court

Insolvency Proceeding 63461-03-24 Gamida Cell Ltd. v. The Commissioner of Insolvency et al.

Conclusion

45. In summary, and as set forth in this judgment, the court hereby approves the debt settlement arrangement approved under part X of the Law, the arrangement attached as exhibit 1 to the application subject to the amendment of the part of the debt settlement arrangement relating to the improved future contingent value, as detailed above, as proposed by the court expert and accepted and approved by Highbridge. The company will act so that there will be no doubt about the approved wording to submit a document incorporating said change within 14 days.

As detailed above, the issue of the question of supervision or the need for supervision will be heard separately, in accordance with instructions given after receiving the company’s position, which is requested to submit its position by 06/18/2024.

No order for costs. Leave to appeal in accordance with the law.

Handed down today, Nissan 30, 5784, May 8, 2024, in the absence of the parties.

[signature]

Yaakov Persky, J.